Exhibit 2.1




                                                                EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                              BGC PARTNERS, L.P.,

                           MAGNET ACQUISITION CORP.,

                                      and


                          MAXCOR FINANCIAL GROUP INC.




                           Dated as of April 4, 2005


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
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                               TABLE OF CONTENTS


                              ARTICLE I THE MERGER

                                                                                    Page
                                                                                    ----

   SECTION 1.01         The Merger....................................................2
   SECTION 1.02         Closing.......................................................2
   SECTION 1.03         Effective Time................................................2
   SECTION 1.04         Effects of the Merger.........................................2
   SECTION 1.05         Certificate of Incorporation and By-laws......................2
   SECTION 1.06         Directors and Officers........................................2

              ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

   SECTION 2.01         Effect on Capital Stock.......................................3
   SECTION 2.02         Surrender and Payment.........................................3

                   ARTICLE III REPRESENTATIONS AND WARRANTIES

   SECTION 3.01         Representations and Warranties of the Company.................6
   SECTION 3.02         Representations and Warranties of Parent and Sub.............20

              ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS

   SECTION 4.01         Conduct of Business by the Company...........................22
   SECTION 4.02         No Solicitation by the Company...............................25

                        ARTICLE V ADDITIONAL AGREEMENTS

   SECTION 5.01         Preparation of the Proxy Statement; Stockholders Meeting.....27
   SECTION 5.02         Access to Information; Confidentiality.......................28
   SECTION 5.03         Reasonable Best Efforts; Cooperation.........................29
   SECTION 5.04         Stock Options................................................29
   SECTION 5.05         Indemnification, Exculpation and Insurance...................30
   SECTION 5.06         Fees and Expenses............................................31
   SECTION 5.07         Public Announcements.........................................33
   SECTION 5.08         Stockholder Litigation.......................................33
   SECTION 5.09         Employee Benefit Plans.......................................33
   SECTION 5.10         Sub Compliance...............................................34
   SECTION 5.11         Advice of Changes............................................34
   SECTION 5.12         Company Employees............................................34

                        ARTICLE VI CONDITIONS PRECEDENT

   SECTION 6.01         Conditions to Each Party's Obligation to Effect the Merger...35
   SECTION 6.02         Conditions to Obligation of Parent and Sub...................35
   SECTION 6.03         Conditions to Obligations of the Company.....................36
   SECTION 6.04         Frustration of Closing Conditions............................37

                 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.01         Termination..................................................37
   SECTION 7.02         Effect of Termination........................................38
   SECTION 7.03         Amendment....................................................38
   SECTION 7.04         Extension; Waiver............................................39

                        ARTICLE VIII GENERAL PROVISIONS

   SECTION 8.01         Nonsurvival of Representations and Warranties................39
   SECTION 8.02         Notices......................................................39
   SECTION 8.03         Definitions..................................................40
   SECTION 8.04         Interpretation...............................................41
   SECTION 8.05         Counterparts.................................................42
   SECTION 8.06         Entire Agreement; No Third-Party Beneficiaries...............42
   SECTION 8.07         Governing Law................................................42
   SECTION 8.08         Assignment...................................................42
   SECTION 8.09         Consent to Jurisdiction......................................42
   SECTION 8.10         Table of Contents; Headings..................................42
   SECTION 8.11         Severability.................................................42
   SECTION 8.12         Disclosure...................................................43
   SECTION 8.13         WAIVER OF JURY TRIAL.........................................43
   SECTION 8.14         Specific Performance.........................................43
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                             INDEX OF DEFINED TERMS

                                                                         Page
                                                                         ----

Affected Employees.........................................................33
affiliate..................................................................41
Agreement...................................................................1
Antitrust Laws..............................................................9
business day...............................................................41
Certificate of Merger.......................................................2
Certificates................................................................4
Change in the Company Recommendation.......................................27
Closing.....................................................................2
Closing Date................................................................2
Code.......................................................................13
Company.....................................................................1
Company Acquisition Agreement..............................................27
Company Capital Stock.......................................................7
Company Common Stock........................................................1
Company Disclosure Schedule.................................................6
Company Employees..........................................................16
Company Intellectual Property..............................................19
Company Investment..........................................................7
Company Permits............................................................11
Company Preferred Stock.....................................................7
Company Recommendation.....................................................27
Company Regulatory Agreement...............................................12
Company Rights..............................................................3
Company Rights Plan.........................................................3
Company SEC Documents.......................................................9
Company Stock Option Plans..................................................7
Company Stock Options.......................................................7
Company Stockholder Approval...............................................18
Company Stockholders Meeting...............................................28
Company Superior Proposal..................................................26
Company Takeover Proposal..................................................26
DGCL........................................................................2
Dissenting Shares...........................................................6
Effective Time..............................................................2
Employee Termination Event.................................................38
ERISA......................................................................13
ERISA Affiliate............................................................13
Exchange Act................................................................9
FSA.........................................................................9
GAAP.......................................................................10
Governmental Entity.........................................................9
HSR Act.....................................................................9
Intellectual Property......................................................19
Investment Company Act......................................................5
knowledge..................................................................41
Liens.......................................................................7
material adverse change....................................................41 material adverse effect....................................................41 material adverse effect on Parent..........................................20
Merger......................................................................1
Merger Consideration........................................................3
MFI........................................................................10
Multiemployer Plan.........................................................14
Multiply Employer Plan.....................................................14
NASD........................................................................9
Orders.....................................................................12
Parent......................................................................1
Parties.....................................................................1
Paying Agent................................................................4
person.....................................................................42
Pre-Termination Takeover Proposal Event....................................32
Principal Stockholder.......................................................1
Principal Stockholders......................................................1
Proxy Statement.............................................................9
Restraints.................................................................36
SEC.........................................................................9
Securities Act..............................................................9
Sub.........................................................................1
subsidiary.................................................................42
Support Agreement...........................................................1
Surviving Corporation.......................................................2
Taxes......................................................................18


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 4, 2005, by and among BGC Partners, L.P., a Delaware limited partnership ("Parent"), Magnet Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Maxcor Financial Group Inc., a Delaware corporation (the "Company"). Parent, Sub and the Company are collectively referred to herein as the "Parties."


                              W I T N E S S E T H:

         WHEREAS, each of Parent, Sub and the Company desire to enter into a transaction whereby Sub will merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), other than shares owned by Parent, the Company or their respective subsidiaries (as defined in Section 8.03), will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved this Agreement and the Merger and determined that the Merger is advisable, and Parent has adopted this Agreement and the Merger as the sole stockholder of Sub;

         WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, each of Gilbert D. Scharf, Michael J. Scharf, Keith E. Reihl, Robin A. Clark and Roger E. Schwed (each a "Principal Stockholder" and, collectively, the "Principal Stockholders") is entering into an agreement with Parent in the form attached as Exhibit A (the "Support Agreement"), pursuant to which, among other things, each Principal Stockholder has agreed to vote all shares of Company Common Stock held by such Principal Stockholder in favor of adoption of this Agreement, not to vote in favor of any other Company Takeover Proposal (as defined in Section 4.02(a)) and not to sell or otherwise transfer any shares of Company Common Stock;

         WHEREAS, as a condition to Parent's willingness to enter into this Agreement, prior to the date of this Agreement, the Company has entered into new employment agreements with, or has received reaffirmations of existing employment agreements from, certain employees of the Company and its subsidiaries who Parent and the Company consider to be important to the business of the Company and its subsidiaries; and

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

         SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the Parties (the "Closing Date"), which shall be no later than the second business day (as defined in
Section 8.03) after satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to by the Parties. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other location as is agreed to by the Parties.

         SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file or cause to be filed a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes and shall assume and be liable for all the liabilities, obligations and penalties of the Company and Sub.

         SECTION 1.05 Certificate of Incorporation and By-laws. The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and applicable law.

         SECTION 1.06 Directors and Officers. Immediately following the Effective Time, those individuals set forth on Exhibit 1.06 shall hold the offices of the Surviving Corporation set forth opposite such individuals name on such Exhibit until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The initial Board of Directors of the Surviving Corporation shall be the directors of Sub until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation and by-laws of the Surviving Corporation.

                                  ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS


         SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

         (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Stock. Each share of Company Common Stock held in the Company's treasury or by any of the Company's subsidiaries, Parent or any of Parent's subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.02(h)), together with the rights (the "Company Rights") issued pursuant to the Rights Agreement, dated as of December 6, 1996, between the Company and Continental Stock Transfer & Trust Company, as rights agent, as amended by Amendment No. 1, dated as of July 26, 2001, and as modified by the agreement on removal of rights agent and appointment of successor rights agent by and among the Company, Continental Stock Transfer & Trust Company and the Bank of New York, dated as of September 9, 2003 (together, the "Company Rights Plan"), shall be converted into the right to receive an amount in cash equal to $14.00, without interest (the "Merger Consideration").

         SECTION 2.02 Surrender and Payment.

         (a) Paying Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company mutually agreeable to Parent and the Company (the "Paying Agent"), which shall provide that Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, by wire transfer of immediately available funds, cash sufficient to make the cash payments contemplated by Section 2.01(c), and Parent shall comply with its obligations under such agreement in accordance with the terms thereof and hereof.

         (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, but in any event no later than three business days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment of such Merger Consideration that (i) the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such payment of the Merger Consideration shall (A) pay to the Paying Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or (B) establish to the reasonable satisfaction of Parent that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amounts which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on the Merger Consideration. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.01(i)(ii)) or any provision of Tax (as defined in Section 3.01(j)(xiii)) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, and to the extent that Parent and Sub promptly pay such withheld amounts to the appropriate Governmental Entity on behalf of the applicable holder(s), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

         (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration to be paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock to the extent such dividend or other distribution remains unpaid at the Effective Time, and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock records of, or relating to, the Company. If, after the Effective Time, Certificates are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures and subject to the limitations set forth, in this Article II.

         (d) Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.02(a) that remains unclaimed by the holders of Certificates six months after the Effective Time shall be returned to Parent and any such holder who has not exchanged such holder's Certificates for the Merger Consideration in accordance with this
Section 2.02 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Certificates without any interest thereon.

         (e) Escheat. None of Parent, Sub, the Company or the Paying Agent or their respective representatives shall be liable to any person for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

         (f) Investment of Merger Consideration. Parent shall cause the Paying Agent to invest the funds deposited with the Paying Agent in accordance with
Section 2.02(a) in a money market fund registered under the Investment Company Act of 1940 (as amended, the "Investment Company Act"), the principal of which is invested solely in obligations issued or guaranteed by the U.S. Government and repurchase agreements in respect of such obligations. Any interest and other income resulting from such investment shall be the property of, and shall be paid to, Parent. Any losses resulting from such investment shall not in any way diminish Parent's and Sub's payment obligation under Section 2.01(c).

         (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid with respect to such Certificate pursuant to Section 2.01(c).

         (h) Dissenting Shares. Notwithstanding Section 2.01(c), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If, after Closing, such holder fails to perfect, withdraws or loses such holder's right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Closing into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. A portion of the funds delivered to the Paying Agent pursuant to Section 2.02(a) that are not distributed to holders of shares of Company Common Stock pursuant to this Section 2.02 because the holders thereof properly exercised and perfected their dissenters' rights with respect thereto under the DGCL (such shares, "Dissenting Shares") may be paid to the holders of Dissenting Shares upon written instruction from Parent to the Paying Agent.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01 Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

         (a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted in all material respects, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company and except for certain subsidiaries that have discontinued all business operations prior to the date hereof. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Company. The Company has provided to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, and the charter documents, by-laws, organizational documents and partnership, limited liability company and joint venture agreements of each of the Company's subsidiaries (excluding such subsidiaries that have discontinued all business operations prior to the date hereof), each as amended to date.

         (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists all subsidiaries of the Company that have not discontinued all business operations prior to the date hereof and specifies which of the Company's subsidiaries are "Significant Subsidiaries" within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act. All the outstanding shares of capital stock of, or other ownership interests in, each subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) except for director qualifying shares, are owned directly or indirectly by the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and
(iii) are free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except for its interests in such subsidiaries, neither the Company nor any such subsidiary (i) owns, has any right to, or is involved in negotiations to acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, except for any such capital stock or interests held by the Company and such subsidiaries pursuant to their business activities conducted in the ordinary and usual course of business, or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other person (any of such interests under clause (i) or (ii) other than a subsidiary of the Company, a "Company Investment"). No Company Investment is, individually or when taken together with all other Company Investments, material to the business of the Company and its subsidiaries taken as a whole.

         (c) Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock" and collectively with the Company Common Stock, "Company Capital Stock"). As of March 20, 2005, (i) 6,812,232 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 6,073,144 shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury, and (iii) 1,592,188 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock ("Company Stock Options") granted under the Company's 1996 Stock Option Plan and the Company's 2002 Stock Option Plan (collectively, the "Company Stock Option Plans"). Section 3.01(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the holders of all outstanding Company Stock Options and the number of shares of Company Common Stock purchasable upon exercise of, the exercise price of, the vesting schedule of and expiration date of all Company Stock Options. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), except for changes since March 20, 2005 resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Option Plans or the issuance of Company Capital Stock pursuant to the Company Rights Plan, (x) there are not issued, reserved for issuance or outstanding (A) any shares of Company Capital Stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or voting securities of the Company and (C) any warrants, calls, or options to acquire from the Company or any Company subsidiary, or obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (y) there are no outstanding obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company subsidiary is a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Company subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, or obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company subsidiary or (C) obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of the Company subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no agreements, arrangements or commitments of any character (contingent or otherwise) entered into in connection with acquisitions pursuant to which any person is or may be entitled to any payment based on revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith.

         (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(k)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. The execution and delivery of this Agreement and the Support Agreements do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement and the Support Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any material Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Company Permits or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate (x) are not material to the Company and its subsidiaries taken as a whole or (y) would not reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing with the U.S. Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (3) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions pursuant to comparable antitrust or competition laws (together with the HSR Act, the "Antitrust Laws"), if applicable, and the expiration of any mandatory waiting periods thereunder; (4) compliance with the applicable requirements of the National Association of Securities Dealers, Inc. (the "NASD") and the U.K. Financial Services Authority (the "FSA"), and (5) such consents, approvals, orders or authorizations (y) the failure of which to be made or obtained individually or in the aggregate would not be material to the Company and its subsidiaries taken as whole.

         (e) Reports; Financial Statements.

            (i) The Company has filed all required reports, schedules, forms and statements (including exhibits and all other information incorporated therein) with the SEC since December 31, 2001 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (as amended and restated and as supplemented by subsequently filed Company SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time, applied on a consistent basis ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (A) as reflected in such financial statements or in the notes thereto, (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or (C) for liabilities (whether direct, contingent or otherwise) incurred in the ordinary course of business consistent with past practice since the respective dates of such financial statements, neither the Company nor any of its subsidiaries has any material liabilities.

            (ii) The audited financial statements of Maxcor Financial Inc. ("MFI") for the year ended December 31, 2004 set forth on Section 3.01(e)(ii) of the Company Disclosure Schedule have been prepared in accordance with GAAP and fairly present in all material respects the financial position of MFI as of the date thereof and the results of its operations and cash flows for the period then ended.

            (iii) The unaudited consolidating balance sheet of the Company and its subsidiaries as of February 28, 2005 and the related consolidating income statement for the Company and its subsidiaries for the two months then ended, in each case as set forth on Section 3.01(e)(iii) of the Company Disclosure Schedule, to the Company's knowledge, fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the date thereof and the consolidated results of their operations for the period then ended (subject to the absence of footnotes and to normal recurring year-end audit adjustments).

         (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information that Parent or Sub supplied to the Company for inclusion therein or for incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

         (g) Absence of Certain Changes or Events. Since December 31, 2004, (i) the Company and its subsidiaries have conducted their business only in the ordinary and usual course of business consistent with past practice, and neither the Company nor any of its subsidiaries has engaged in any transaction material to the Company and its subsidiaries, taken as a whole (other than this Agreement and the documents related to this Agreement and the transactions contemplated hereby and thereby), (ii) none of the Company or any of its subsidiaries has experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had a material adverse effect on the Company, (iii) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date hereof, would not be permitted by Section 4.01.

         (h) Compliance with Applicable Laws; Litigation.

            (i) The Company and its subsidiaries hold all permits, licenses, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of the Company and its subsidiaries as currently conducted (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not be material to the Company and its subsidiaries taken as a whole. None of the Company or any of its subsidiaries has received notice that any Company Permit will be terminated or modified in any respect material to the Company and its subsidiaries taken as a whole or cannot be renewed in the ordinary course of business, and to the Company's knowledge, there is no reasonable basis for any such termination, modification or nonrenewal. The Company and its subsidiaries are and have been since December 31, 2001 in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to so comply individually or in the aggregate have not been, and would not reasonably expected to be, material to the Company and its subsidiaries taken as a whole. No material disciplinary proceeding or order by any Governmental Entity with respect to the Company or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.03) of the Company, threatened.

            (ii) As of the date of this Agreement, no material action, demand, requirement or investigation by any Governmental Entity and no material suit, action or proceeding by any person, in each case with respect to the Company or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of the Company, threatened.

            (iii) Section 3.01(h)(iii) of the Company Disclosure Schedule sets forth each Governmental Entity with which the Company or any of its subsidiaries or any of their respective officers, directors, employees or affiliates are required to be registered as a broker-dealer, an investment advisor, registered representative or other applicable regulatory category. None of the Company or any of its registered subsidiaries, or to the knowledge of the Company, any of their respective officers, directors, employees or affiliates, has exceeded in any material manner the business activities enumerated in any membership agreement or other limitation imposed in connection with its respective registrations filed with the NASD, FSA or any other Governmental Entity. The Company has delivered or made available to Parent a true and complete copy of currently effective Forms BD and ADV as filed with the NASD or SEC, as applicable, by it and by each applicable subsidiary of the Company, and all such forms were true, correct and complete in all material respects as of the date of filing thereof and omit no material facts required to be stated therein. Each such registration is in full force and effect and all fees and assessments due and payable in connection therewith have been paid.

            (iv) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their directors, officers, employees, or "associated persons" (as defined in the Exchange Act) has been the subject of any (A) disciplinary proceedings of any Governmental Entity or (B) continuing decisions, judgments, stipulations, orders, rulings, decrees or injunctions issued, made or rendered by any Governmental Entity (collectively, "Orders") arising under applicable laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or Order, to the knowledge of the Company, is threatened. None of the Company, any Company subsidiary or, to the knowledge of the Company, any of their directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act), and, to the Company's knowledge, there is no reasonable basis for a proceeding or investigation that is reasonably likely to result in any such ineligibility.

            (v) Neither the Company nor any of its subsidiaries is party to or otherwise subject to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board or member resolutions at the request or suggestion of, any Governmental Entity that materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business (each, a "Company Regulatory Agreement"), nor has the Company or any of its subsidiaries been advised in writing or, to the knowledge of the Company, in any other manner by any Governmental Entity that it is considering issuing or requesting such a Company Regulatory Agreement.

            (vi) Neither the Company nor any of its subsidiaries is, or is required to register as, (C) an "investment company" within the meaning of the Investment Company Act or (B) an exchange or transfer agent, a clearing agency, a municipal securities dealer under the Exchange Act.

            (vii) Section 3.01(h)(vii) of the Company Disclosure Schedule sets forth as of the date hereof a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company and each of its subsidiaries hold membership or have been granted trading privileges.

            (viii) Except as set forth on Section 3.01(h)(vii) of the Company Disclosure Schedule, none of the Company nor any of its subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.

            (ix) The Company has no knowledge of any facts or circumstances that (other than facts or circumstances that are particular to Parent and its affiliates and not the Company or any of its subsidiaries) that would reasonably be expected to cause the NASD, the FSA or any other Governmental Entity to not approve the transfer of control or ownership of the Company and its subsidiaries to Parent.

         (i) ERISA Compliance; Employees.

            (i) Section 3.01(i) of the Company Disclosure Schedule contains a true and complete list of each material Plan. As used in this Agreement, the term "Plans" shall mean each deferred compensation, bonus, other incentive compensation, stock purchase, stock option, and other equity compensation plan; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan (within the meaning of section 3(2) of ERISA); and each other employee benefit plan, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, for the benefit of any employee or former employee of the Company or any of its subsidiaries.

            (ii) With respect to each material Plan, the Company has delivered or made available to Buyer true and complete copies of (A) the Plan and any amendments thereto; (B) the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (C) the most recent Summary Plan Description required under ERISA with respect thereto; (D) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; (E) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code"); and (F) all material communications with respect to the Plan.

            (iii) No Plan is subject to Title IV or Section 302 of ERISA or
     Section 412 of the Code. No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 3.01(i)(iii) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was ever required to make, contributions. No Plan is a "multiemployer plan" subject to Title IV of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, subject to Title IV of ERISA (a "Multiple Employer Plan" ). None of the Company or any of its subsidiaries or any of their respective ERISA Affiliates has, at any time since December 31, 2001, contributed to or been obligated to contribute to any Multiemployer Plan or any Multiple Employer Plan. None of the Company or any of its subsidiaries or any of their respective ERISA Affiliates has incurred any liability to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV or ERISA that has not been satisfied in full. There does not now exist, nor do any circumstances exist that could reasonably likely result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing. "Controlled Group Liability" means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 or 4971 of the Code, (D) as a result of a failure to company with the continuations coverage requirements of Section 601 et seq. of ERISA or 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws or regulations.

            (iv) Each Plan complies by its terms in all material respects with applicable law, including ERISA and the Code, and has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

            (v) None of the Company, any of its subsidiaries or affiliates, any Plan, any trust created thereunder, or any trustee or administrator thereof have engaged in a transaction in connection with which the Company or any subsidiary of the Company, any Plan, any such trust or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

            (vi) With respect to each Plan intended to be "qualified" within the meaning of section 401(a) of the Code, the Company has received a determination letter from the Internal Revenue Service to the effect that such Plan is so qualified and that the trust maintained thereunder is exempt from taxation under section 501(a) of the Code; and to the knowledge of the Company no event has occurred and no condition exists that would reasonably be expected to adversely affect such qualification.

            (vii) No Plan provides medical, surgical, hospitalization, death, welfare or similar benefits (whether or not insured) for employees or former employees of the Company or any of its subsidiaries for periods extending beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits under any "pension plan" or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

            (viii) None of the execution of this Agreement, the receipt of Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (C) limit the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust. Prior to the date of this Agreement, the Company has delivered to Parent a report that sets forth the Company's good faith estimate, as of the date of such report, of the amount of the "parachute payments" within the meaning of
     Section 280G of the Code that could become payable (and gross-ups in respect of any applicable taxes) (subject to the exceptions described in such report and based upon the assumptions described in such report) to the current executive officers of the Company and its subsidiaries in connection with (i) the execution and delivery of this Agreement, (ii) the obtaining of the Company Stockholder Approval, (iii) the consummation of the Merger or any other transaction contemplated by this Agreement or (iv) the termination or constructive termination of the employment of such officers following one of the events set forth in clauses (i) through
     (iii) of this Section 3.01(i)(viii).

            (ix) There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan or trust under any such Plan (other than routine claims for benefits), and, to the Company's knowledge, no circumstances exist that could reasonably be expected to give rise to a claim or lawsuit against any Plan, any fiduciary thereof, the assets thereof or any trust thereunder (other than routine claims for benefits).

            (x) Each Plan subject to the laws of any jurisdiction outside of the United States (A) has been maintained in all material respects in accordance with applicable law, (B) to the extent such Plan is intended to qualify for special tax treatment, meets all requirements for such treatment, and (C) to the extent such Plan is intended to be funded or book-reserved, is fully funded or book-reversed, as applicable, based on reasonable actuarial assumptions or, if applicable, the actuarial assumptions required by applicable law or the terms of any such Plan.

            (xi) Each individual who renders services to the Company or any of its subsidiaries who is classified by the Company or such subsidiary, as applicable, as having the status of independent contractor or other non-employee status for any purpose (including for purposes of taxation or tax reporting or under any Plan) is properly so characterized.

            (xii) Neither the Company nor any of its subsidiaries is a party or otherwise bound by any collective bargaining agreement or similar contract with a labor union or labor organization. Neither the Company nor any of its subsidiaries is subject to a material lockout, strike or work stoppage. To the knowledge of the Company, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries.

            (xiii) Section 3.01(i)(xiii) of the Company Disclosure Schedule lists the name of each officer, director, employee or independent contractor of the Company or any of its subsidiaries whose annual cash compensation in 2004 exceeded $100,000 or, with respect to employees located at the Company's London office, whose annual cash compensation in 2004 exceeded (pound)100,000. To the knowledge of the Company, no such individual is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such officer or director and any other person (other than Parent, the Company or one of their respective affiliates) or is subject to any judgment, decree or order of any court or administrative agency that materially adversely affects or will affect the performance of his or her duties as an officer, director, employee or independent contractor of the Company or any of its subsidiaries, and, to the knowledge of the Company, as of the date hereof, no such individual has communicated to the Company or any of its subsidiaries any intention to terminate his or her employment.

            (xiv) No material compensation payments made by the Company or any of its subsidiaries have failed to be deductible pursuant to Section 162(m) of the Code.

            (xv) Section 3.01(i)(xv) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of the cost and level of benefit of each (i) grant or agreement to grant or provide any increase in compensation or benefits applicable to any employee or former employee of the Company or any of its subsidiaries (the "Company Employees") or (ii) Plan or other agreement or arrangement providing for benefits or compensation to Company Employees that has been adopted, entered into, amended or terminated or agreed to be adopted, entered into, amended or terminated, in each case since February 1, 2005.

            (xvi) As of the date hereof, the Company has not taken any action that would result in the forfeiture of any restricted shares of Company Common Stock or Company Stock Options of the individual listed on Section 3.01(i)(xvi) of the Company Disclosure Schedule.

         (j)      Taxes.

            (i) The Company and each of its subsidiaries have timely filed (after giving effect to any extensions of time to file which were obtained and have not expired) all material Tax (as defined below) returns required to be filed by them and all such filed returns are complete and correct in all material respects. The Company and each of its subsidiaries have paid (or the Company has paid on its behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve (calculated in accordance with GAAP) for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

            (ii) No deficiencies for any material amount of Taxes have been proposed in writing against the Company or any of its subsidiaries that are not adequately reserved for (in accordance with GAAP).

            (iii) None of the Company or any of its subsidiaries has waived any statute of limitations with respect to the assessment or collection of any Tax, or agreed to any extension of time within which to file any income or other material Tax return, which such statute of limitations has not expired or Tax return has not since been timely filed.

            (iv) There is no audit, examination, refund litigation, or matter in controversy with respect to any Taxes of the Company or any of its subsidiaries pending or proposed in writing.

            (v) All assessments for material amounts of Taxes of the Company or any of its subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.

            (vi) Neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any of its subsidiaries could become liable to another person (except the Company or any of its subsidiaries) as a result of the imposition of a Tax upon any person, or the assessment or collection of a Tax.

            (vii) The Company and each of its subsidiaries have complied in all material respects with all rules and regulations relating to the withholding and paying over of Taxes.

            (viii) No power of attorney with respect to Taxes of the Company or any of its subsidiaries has been executed or filed with any taxing authority.

            (ix) The Company has made available to Parent complete copies of
     (a) all income or other material Tax returns of the Company and each of its subsidiaries relating to the taxable periods ended since December 31, 2002 and (b) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company or any of its subsidiaries.

            (x) Neither the Company nor any of its subsidiaries has received any written notice of any claim by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax returns to the effect that the Company or any of its subsidiaries is, or may be, subject to taxation by that jurisdiction.

            (xi) The Company has never been a member of a group filing consolidated, combined or unitary Tax returns, other than a group of which the Company is the common parent.

            (xii) The Company has not participated in a reportable transaction within the meaning of Treasury Regulation section 1.6011-4(b)(2).

            (xiii) As used in this Agreement, "Taxes" shall include all federal, state, local or foreign income, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto.

         (k) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting called to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

         (l) State Takeover Statutes; Company Rights Plan. The Board of Directors of the Company has approved this Agreement, the Support Agreements and the consummation of the Merger and the other transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in Section 3.02(g), such approval constitutes all necessary action such that Section 203 of the DGCL does not apply to the Merger, the Support Agreements or the other transactions contemplated by this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement. The Company has taken all actions necessary to render the Company Rights inapplicable to this Agreement, the Support Agreements and the transactions contemplated hereby and to cause the Company Rights Plan to terminate as of the Effective Time. The Company has delivered to Parent true, correct and complete copies of all resolutions of the Board of Directors of the Company relating to the applicability of any state takeover statute to this Agreement, the Support Agreements or the transactions contemplated hereby.

         (m) Brokers. Except for Peter J. Solomon Company, L.P., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true, correct and complete copies of all agreements related to the engagement of Peter J. Solomon Company, L.P. or under which Peter J. Solomon Company, L.P. may be entitled to any fees or commissions in connection with the transactions contemplated by this Agreement.

         (n) Intellectual Property.

            (i) The Company and its subsidiaries own or have the valid right to use all U.S. and foreign patents, trademarks, service marks, trade names, trade dress, corporate names, domain names, copyrights, trade secrets, know-how and other confidential or proprietary technical and business information, inventions (patentable or unpatentable), processes, formulae and software of any kind (including any and all documentation, information, materials, licenses, other agreements or rights, or registrations or applications for registration, relating to any of the foregoing), as well as all goodwill symbolized by any of the foregoing (collectively, "Intellectual Property") necessary to carry on the business of the Company and its subsidiaries substantially as currently conducted in material respects (collectively, the "Company Intellectual Property").

            (ii) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company the activities, products and services of the Company and its subsidiaries do not infringe upon, to the knowledge of the Company, the Intellectual Property of any other person or entity; (ii) there are not material claims or suits pending or for which notice has been provided or, to the knowledge of the Company, threatened (A) alleging that the Company's or any of its subsidiaries' activities, products or services infringe upon or constitute the unauthorized use of any other person's or entity's Intellectual Property or (B) challenging the Company's or any of its subsidiaries' ownership of, right to use, or the validity of enforceability of any license or other agreement relating to, any Company Intellectual Property; (iii) to the knowledge of the Company, there are not material infringements by third parties of any Company Intellectual Property owned by the Company and it subsidiaries.

            (iii) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by the Company or its subsidiaries of any rights to any material Company Intellectual Property.

         (o) Certain Contracts. Each contract material to the Company and its subsidiaries is valid and binding on the Company, and to the knowledge of the Company, on each other party thereto, and in full force and effect, and neither the Company nor any of its subsidiaries is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or notice or both would cause such a material violation or material default under) any such material contract. Neither the Company nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment to a person that is not the Company or any of its subsidiaries in excess of $100,000 (excluding employment arrangements or agreements that are the subject of Section 3.01(i)) or (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its subsidiaries, taken as a whole, is or would be conducted.

         (p) Securities. The Company and its subsidiaries have good and marketable title to all securities owned by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its subsidiaries and except as would not be material.

         (q) Opinion of Financial Advisor. The Company has received the opinion of Peter J. Solomon Company, L.P., dated the date hereof, to the effect that, as of April 1, 2005, the Merger Consideration is fair from a financial point of view to the stockholders of the Company.

         SECTION 3.02 Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

         (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Parent or Sub to perform its respective obligations under this Agreement (a "material adverse effect on Parent").

         (b) Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. All of the outstanding shares of capital stock of, and other equity interests in, Sub are owned directly or indirectly by Parent.

         (c) Financing. Parent has or has readily available to it, and will make available to Sub, all funds necessary to consummate all the transactions contemplated by this Agreement and pay the related fees and expenses of Parent and Sub.

         (d) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or the comparable organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated hereby, except for: (1) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (3) the filing of a pre-merger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions pursuant to other Antitrust Laws, if applicable, and the expiration of any mandatory waiting periods thereunder; (4) compliance with the applicable requirements of the NASD and the FSA, and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent.

         (e) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (f) Litigation. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Parent or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of Parent, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent.

         (g) Ownership of Company Capital Stock. Neither Parent nor any of its subsidiaries, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.

         (h) No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable law, the certificate of incorporation or by-laws of Parent, or otherwise in order for Parent and Sub to approve this Agreement and to consummate the Merger and the transactions contemplated hereby.

         (i) Regulatory Issues. Parent has no knowledge of any facts or circumstances that (other than facts or circumstances that are particular to the Company or any of its affiliates and not Parent or any of its affiliates) that would reasonably be expected to cause the NASD, the FSA or any other Governmental Entity to not approve the transfer of control or ownership of the Company and its subsidiaries to Parent.

         (j) Net Worth. The total assets of Parent and its subsidiaries exceed the total liabilities of Parent and its subsidiaries by at least the amount set forth on Exhibit 3.02, with both assets and liabilities determined in accordance with GAAP.

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.01 Conduct of Business by the Company. Except as set forth in Section 4.01 of the Company Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or except as consented to in writing by Parent during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations (other than internal organizational realignments), keep available the services of their current officers, employees and consultants and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

            (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans outstanding as of the date hereof in accordance with their present terms or the issuance of capital stock of the Company pursuant to the Company Rights Plan or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms and other than the issuance of capital stock of the Company pursuant to the Company Rights Plan);

            (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its subsidiaries;

            (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents;

            (v) except for investments as provided in clause (vii)(c) below, acquire by merging or consolidating with, or by purchasing a substantial portion of the equity interests or the assets of, or by any other manner, any business or any person;

            (vi) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the continued operation of the business of the Company and its subsidiaries taken as a whole (including securitizations), other than in the ordinary course of business consistent with past practice;

            (vii) (a) except for borrowings under existing credit facilities or lines of credit in the ordinary course of business consistent with past practice which shall not in the aggregate exceed $6,000,000 at any one time, incur any indebtedness for borrowed money or issue any debt securities, (b) assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or (c) make any loans, advances or capital contributions to, or, except in the ordinary course of business consistent with past practice, make investments in, any person other than its wholly owned subsidiaries;

            (viii) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable law;

            (ix) make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $750,000;

            (x) except as contemplated by Section 5.09 and except for retention related awards or payments made after consultation with Parent which do not exceed the amounts permitted in Section 4.01 of the Company Disclosure Schedule, (A) increase the compensation or benefits (including any bonus, option, incentive or deferred compensation, salary, severance, welfare or retirement benefits) of any director, officer, employee or consultant, pay any benefit or set any new performance goals under any bonus or incentive plan of the Company or any of its subsidiaries, in each case, not required by any contract, plan, arrangement or commitment as in effect as of the date hereof or enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any such individual, except for increases to annual base salary not to exceed $10,000 for non-front office employees who are not officers or directors of the Company or any of its subsidiaries in the ordinary course of business consistent with past practice, (B) adopt, enter into, amend or terminate any material provision of any Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its subsidiaries and one or more if its directors, officers, employees or consultants, (C) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its, or any of its subsidiaries', current or former directors, officers, employees or consultants, or otherwise pay any amounts not due such individual under an existing Plan, (D) establish, adopt or enter into any collective bargaining agreement, or (E) take any action set forth in Section 4.01(x)(E) of the Company Disclosure Schedule;

            (xi) make or revoke any material Tax election, settle or compromise any material Tax liability, amend any income or other material Tax return, file any income or other material Tax return prepared in a manner inconsistent with past practice (except as otherwise required by law), make or surrender any claim for a material refund of Taxes, or change (or request to change) any material aspect of Tax accounting;

            (xii) satisfy any material pending or threatened claims or liabilities, or settle or compromise any material pending or threatened litigation or arbitration, except in the ordinary course of business consistent with past practice;

            (xiii) (A) waive any of its rights under, or release any other person from, amend, fail to enforce its rights under, any provision of any standstill agreement or any confidentiality agreement in connection with any Company Takeover Proposal, except to the extent permitted by Section 4.02(a); or (B) amend, or amend the rights issued under, the Company Rights Plan or otherwise take any action to exempt any person (other than Parent and its affiliates) or any action taken by any person (other than Parent and its affiliates) from the Company Rights Plan (other than to delay the occurrence of a "Triggering Event," a "Stock Acquisition Date" or a "Distribution Date" under the Company Rights Plan) or any state takeover statute;

            (xiv) other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any contract material to the Company and its subsidiaries taken as a whole (except as otherwise permitted by clause (x) above or as contemplated by Section 5.09), (B) affirmatively waive, release, relinquish or assign any contract material to the Company and its subsidiaries taken as a whole (or any of the Company's or any of its subsidiaries' rights thereunder), or (C) cancel or forgive any amount of indebtedness owed to the Company or any of its subsidiaries; provided, however, that the Company may not under any circumstance affirmatively waive any of its material rights under any confidentiality, noncompetition, nonsolicitation, garden leave or similar provision in any contract;

            (xv) enter into any contract that, if in effect as of the date hereof, would be required pursuant to the second sentence of Section 3.01(o) to be set forth on Section 3.01(o) of the Company Disclosure Schedule;

            (xvi) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied or that would materially impair the ability of the Company, Parent or Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

            (xvii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.01 (other than clause
(iv)) shall not apply to any transaction solely between the Company and any wholly owned subsidiary or solely between any wholly owned subsidiaries of the Company.

         SECTION 4.02 No Solicitation by the Company.

         (a) Except as otherwise provided in this Section 4.02, until the earlier of the Effective Time and the date of termination of this Agreement, neither the Company, nor any of its subsidiaries or any of the officers, directors, agents, representatives or affiliates of it or its subsidiaries (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) shall (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal regarding a Company Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, (iii) enter into any agreement regarding any Company Takeover Proposal or (iv) make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal. If and only to the extent that (i) the Company Stockholders Meeting shall not have occurred, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, (iii) the Company's Board of Directors concludes in good faith that such Company Takeover Proposal would reasonably likely result in a Company Superior Proposal (as defined below), (iv) such Company Takeover Proposal was not solicited by it after the date hereof or did not otherwise result from a breach of this Section 4.02(a), and (v) the Company provides prior written notice to Parent of its decision to take such action, the Company shall be permitted to (A) furnish information with respect to the Company and any of its subsidiaries to such person pursuant to a customary confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.02) and which shall, if such furnished information includes detailed information as to contractual terms with, or production levels of, individual brokers of the Company and its subsidiaries, include customary non-solicitation and non-hire provisions effective for a period of not less than three months from execution of such agreement, (B) participate in discussions and negotiations with such person,
(C) subject to first complying with the provisions of Section 5.06 hereof, enter into a Company Acquisition Agreement (as defined below) and (D) effect a Change in the Company Recommendation (as defined below); provided, that at least three business days prior to taking any actions set forth in clause (C) or (D) above, the Company's Board of Directors provides Parent written notice advising Parent that the Company's Board of Directors is prepared to conclude that such Company Takeover Proposal constitutes a Company Superior Proposal and during such three business day period the Company and its advisors shall have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and the Company's Board of Directors fully considers any such adjustment and nonetheless concludes in good faith that such Company Takeover Proposal constitutes a Company Superior Proposal. The Company, its subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Company Takeover Proposal.

         For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party (A) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, sale, lease, exchange, transfer or other disposition (including a contribution to a joint venture), dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the combined voting power of the shares of the Company's capital stock then outstanding or 100% of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with (i) its investment banking firm and (ii) outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable to the Company's stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed on the terms proposed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

         (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger or the recommendation of the Company's Board of Directors to the Company's stockholders that they approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the "Company Recommendation") or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or Company Recommendation (collectively, a "Change in the Company Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Company Board of a Company Takeover Proposal, or any failure by the Board of Directors of the Company to recommend against a Company Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, but only at a time that is after the third business day following Parent's receipt of the written notice specified in Section 4.02(a) and compliance by the Company with the terms of Sections 4.02(a) and 5.06.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall immediately advise Parent orally and in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly provide a copy of any written request or Company Takeover Proposal to Parent. The Company will keep Parent promptly informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

         (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be reasonably likely to result in a violation of its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.01 Preparation of the Proxy Statement; Stockholders Meeting.

         (a) As soon as reasonably practicable following the date of this Agreement, but in no event later than 15 business days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and Parent and Sub shall, on a timely basis, cooperate with and assist the Company in such preparation and filing. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following the date of this Agreement. The Company will cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent the reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by law, disseminate such amended or supplement to the stockholders of the Company.

         (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and, subject to the terms of Section 4.02, shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

         SECTION 5.02 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Agreement dated March 9, 2005, between Parent and the Company (the "Confidentiality Agreement"), the Company shall, and shall cause its subsidiaries to, afford Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, full access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will use commercially reasonable efforts to minimize any disruption to the businesses of the Company and its subsidiaries that may result from requests for access, data and information hereunder. Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information relating to the Company or any of its subsidiaries in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not be required to provide any information that it reasonably believes it may not provide to Parent by reason of contractual or legal restrictions, including applicable laws.

         SECTION 5.03 Reasonable Best Efforts; Cooperation.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.03(a) will limit or affect actions permitted to be taken pursuant to Section 4.02.

         (b) The Company and Parent shall coordinate in advance of sending any communications to or scheduling any meetings with any Governmental Entity relating to this Agreement, the Merger or the transactions contemplated hereby and shall promptly share all correspondences or other communication received from any Governmental Entity relating to this Agreement, the Merger or the other transactions contemplated hereby.

         (c) In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.04 Stock Options.

         (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Options Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Stock Options under any Company Stock Option Plan or otherwise, to provide that each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled on the Closing Date in exchange for a cash payment by the Company to be made as soon as reasonably practicable following the Closing Date (but in no event later than three business days after the Closing Date) of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option for which such Company Stock Option shall not theretofore have been exercised.

         (b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing.

         (c) The Company Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Option Plan or other benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the foregoing.

         SECTION 5.05 Indemnification, Exculpation and Insurance.

         (a) The certificates of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and the subsidiaries of the Company shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in such certificates of incorporation, bylaws and other organizational documents as in effect on the date hereof for the Company (in the case of the Surviving Corporation), and for each subsidiary of the Company (in the case of each such subsidiary), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time are among those classes of persons currently entitled to indemnification from the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and to cause the Surviving Corporation to assume, without further action, as of the Effective Time any indemnification agreements of the Company in effect as of the date hereof. Parent shall guarantee the obligations of the Surviving Corporation and the subsidiaries of the Company with respect to the indemnification provisions contained in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and the subsidiaries of the Company.

         (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

         (c) For six years after the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has heretofore been provided to Parent) on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall Parent be required to pay in any one year aggregate premiums for insurance under this
Section 5.05(c) in excess of 175% of the aggregate premiums paid by the Company in fiscal 2004 for such purpose (which amount is set forth in Section 5.05 of the Company Disclosure Schedule).

         (d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 5.06 Fees and Expenses.

         (a) Except as provided in this Section 5.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) In the event that this Agreement is terminated by (i) Parent pursuant to Section 7.01(d) (provided that neither Parent nor Sub are in material breach of any of their respective representations, warranties, covenants or agreement in this Agreement at the time of such termination) or
(ii) the Company pursuant to Section 7.01(f), then within two business days of any such termination, the Company shall pay Parent a fee of $4,000,000 by wire transfer of same day funds to such account or accounts as Parent may designate and, provided that the employee who is party to the employment agreement identified in Section 5.06(b) of the Company Disclosure Schedule effectively waives any and all rights to any severance or change-in-control payments or benefits to which such employee could become entitled, (A) the Company shall waive any restrictive covenants, garden leave provisions, confidentiality and non-solicitation provisions in favor of the Company or any of its subsidiaries contained in the employment agreement identified in Section 5.06(b) of the Company Disclosure Schedule, so as to permit the employee covered by such employment agreement to commence immediately employment with the Parent or any its subsidiaries unimpeded by any such covenants, and (B) the Company shall waive any claims that the Company or any of its subsidiaries may have through such date against Parent, its affiliates or such employee relating to such employee's employment with Parent.

         (c) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.01(b)(i) (provided that neither Parent nor Sub are in material breach of any of their respective representations, warranties, covenants or agreement in this Agreement at the time of such termination) or 7.01(b)(ii) and (B) within one year following such termination the Company enters into a Company Acquisition Agreement (provided that for purposes of this Section 5.06(c), the percentage referred to in the definition of Company Takeover Proposal shall be 50%, and any references to liquidation or dissolution shall not include any such transaction not undertaken in connection with any third-party transaction of the type contemplated above), then the Company shall, on the date the Company enters into such Company Acquisition Agreement or the date on which such Company Takeover Proposal is consummated, pay Parent a fee equal to $4,000,000 by wire transfer of same day funds to such account or accounts as Parent may designate. A "Pre-Termination Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal.

         (d) In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.01(b)(iv) (provided that neither Parent nor Sub are in material breach of any of their respective representations, warranties, covenants or agreement in this Agreement at the time of such termination), then within two business days of such termination, the Company shall pay Parent $1,000,000, such amount representing an estimate of the reasonable out-of-pocket expenses, including all fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, by wire transfer of same day funds to such account or accounts as Parent may designate. In addition, (i) if within one year following such eligible termination (A) the Company enters into a Company Acquisition Agreement (provided that for purposes of this Section 5.06(d), the percentage referred to in the definition of Company Takeover Proposal shall be 50%, and any references to liquidation or dissolution shall not include any such transaction not undertaken in connection with any third-party transaction of the type contemplated above), or (B) the Company shall request the employee who is a party to the employment agreement set forth in Section 5.06(b) of the Company Disclosure Schedule to engage in any discussions (other than incidental, non-substantive contacts) with any third party that has made or has informed the Company that it intends to make a Company Takeover Proposal, then the Company shall (1) on the date the Company enters into such Company Acquisition Agreement, pay Parent a fee equal to $3,000,000 by wire transfer of same day funds to such account or accounts as Parent may designate, and (2) provided that the employee who is party to the employment agreement identified in Section 5.06(b) of the Company Disclosure Schedule effectively waives any and all rights to any severance or change-in-control payments or benefits to which such employee could become entitled, (x) waive any restrictive covenants, garden leave provisions, confidentiality and non-solicitation provisions in favor of the Company or any of its subsidiaries contained in such employment agreement, so as to permit such employee covered by such employment agreement to commence immediately employment with the Parent or any its subsidiaries unimpeded by any such covenants, and (y) waive any claims that the Company or any of its subsidiaries may have through such date against Parent, its affiliates or such employee relating to such employee's employment with Parent, and (ii) if within three months following such eligible termination, the Company intends to enter into a Company Acquisition Agreement (provided that for purposes of this Section 5.06(d), the percentage referred to in the definition of Company Takeover Proposal shall be 50%, and any references to liquidation or dissolution shall not include any such transaction not undertaken in connection with any third-party transaction of the type contemplated above), the Company shall, at least three business days prior to entering into such Company Acquisition Agreement, provide Parent written notice advising Parent that the Company intends to enter into such Company Acquisition Agreement and the price and terms set forth in such proposed Company Acquisition Agreement.

         SECTION 5.07 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either Party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

         SECTION 5.08 Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to this Agreement, the Support Agreements or the transactions contemplated by this Agreement.

         SECTION 5.09 Employee Benefit Plans.

         (a) Following the Closing and for at least one year thereafter, Parent shall cause to be provided to individuals who are employed by the Company and its subsidiaries immediately prior to the Closing who remain employed with the Surviving Corporation or any subsidiary of Parent ("Affected Employees"), employee benefits (other than equity compensation) (i) pursuant to the Company's or the subsidiaries' employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any subsidiary of Parent providing coverage and benefits which, in the aggregate, are no less favorable than those provided to similarly situated employees of Parent or its subsidiaries; provided, that, with respect to clause (ii) of this Section 5.09(a), incentive compensation shall be subject to the achievement of performance goals which shall be consistent with the performance goals applicable to similarly situated employees of Parent or its subsidiaries..

         (b) Parent shall, or shall cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits (other than benefit accruals under defined benefit pension plans) under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Affected Employees' service with the Company or any subsidiary of the Company to the same extent recognized immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and shall not be provided if service for prior years is not credited to other employees of Parent or any of its subsidiaries with similar years of prior service with Parent or its subsidiaries.

         (c) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare plan maintained for the Affected Employees immediately prior to the Closing, and
(ii) provide each Affected Employee with credit for any co-payments and deductibles paid in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements for such year under any welfare plans in which Affected Employees are eligible to participate after the Effective Time.

         (d) From and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor, in accordance with their terms, all Plans. Parent acknowledges that the consummation of the Merger shall constitute a "change of control" for purposes of each Plan listed on Section 3.01(i)(viii) of the Company Disclosure Schedule.

         (e) Subject to Section 5.09(d), following the Closing Date and for a period of three months thereafter, Parent shall, or shall cause the Surviving Corporation to, provide to eligible Affected Employees whose employment is terminated, severance benefits comparable to the severance benefits that such employee would have received based on the formula described in Section 5.09(e) of the Company Disclosure Schedule. The eligibility of each Affected Employee for severance benefits described in this Section 5.09(e) shall be determined by Parent in its reasonable discretion (based on (i) the circumstances surrounding the termination of employment of such Affected Employee, (ii) such Affected Employee's general job performance and (iii) the cooperation provided by such Affected Employee in connection with the transition of control of the Company and its subsidiaries to Parent).

         SECTION 5.10 Sub Compliance. Parent shall cause Sub to comply with all its obligations under or relating to this Agreement.

         SECTION 5.11 Advice of Changes. The Company and Parent shall promptly advise each other orally and in writing to the extent that it has knowledge of any change or event having, or which could reasonably be expected to have, a material adverse effect on the Company or Parent, as the case may be, on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied, including the condition set forth in Section 6.02(c).

         SECTION 5.12 Company Employees. From the date hereof, the Parties shall cooperate and work together in good faith in connection with the transactions contemplated hereby to coordinate matters in respect of employees of the Company and its subsidiaries, and, in furtherance of the foregoing, Parent shall not, and shall cause its subsidiaries and its and their respective affiliates and representatives not to, without the prior written consent of the Company, hire or caused to be hired (including by means of forward start contracts or arrangements) any employee of the Company or any of its subsidiaries.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

         (b) Governmental and Regulatory Approvals. Other than the filing of the Certificate of Merger and the waiting periods pursuant to the HSR Act and any other applicable Antitrust Laws (which are addressed in Section 6.01(d)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or made would materially and adversely effect Parent's ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made.

         (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger or limiting the ownership or operation by Parent, the Company or any of their respective subsidiaries of any material portion of the business or assets of Parent or the Company.

         (d) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Laws shall have been terminated or shall have expired.

         SECTION 6.02 Conditions to Obligation of Parent and Sub. The obligation of Parent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in the second sentence of Section 3.01(c) shall be true and correct in all respects (other than immaterial inaccuracies) both when made and as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would result in a material adverse effect on the Company, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "material adverse change," "material adverse effect" or similar terms or phrases in any such representation or warranty.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement.

         (c) Employee Matters. The requirements regarding employment matters set forth on Section 6.02(c) of the Company Disclosure Schedule shall have been satisfied as of the Closing Date.

         (d) Officer's Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) shall have been satisfied.

         SECTION 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of Parent or Sub shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent or Sub, has had or would result in a material adverse effect on Parent, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "material adverse change," "material adverse effect" or similar terms or phrases in any such representation or warranty.

         (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement.

         (c) Officer's Certificate. Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) shall have been satisfied.

         SECTION 6.04 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company:

            (i) if the Merger shall not have been consummated by August 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

            (ii) if the Company Stockholder Approval shall not have been obtained at a Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

            (iii) if any Restraint having any of the effects set forth in
     Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such Restraint;

            (iv) if an event occurs which prevents (disregarding for these purposes the possibility that the notice or other action giving rise to such event may be withdrawn or otherwise cured) the condition set forth in
     Section 6.02(c) from being satisfied (each such event, an "Employee Termination Event"); provided, however, that the Company shall not have the right to exercise its termination right hereunder with respect to an Employee Termination Event unless and until twenty business days (which period shall be thirty business days in the event that prior to such Employee Termination Event (A) the Company has taken any action as permitted by the second sentence of Section 4.02 (a) or (B) any bona fide Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or any bona fide Company Takeover Proposal shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal) have passed since the Company has provided written notice to Parent in accordance with Section 8.02 of the occurrence of such Employee Termination Event and only if during such twenty business day (or thirty business day, as the case may be) period Parent has not delivered written notice to the Company in accordance with
     Section 8.02 that it is irrevocably waiving its right to terminate this Agreement with respect to such Employee Termination Event; provided, further, the Company shall work with Parent during such twenty day period to convince the employees responsible for causing the Employee Termination Event to resume employment with the Company or its applicable subsidiary or to rescind the applicable notices;

         (c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would prevent the condition set forth in Section 6.02(a) from being satisfied and (ii) is not cured by the Company within 30 days after written notice thereof or is incapable of being cured by the Company;

         (d) by Parent, if the Company shall have effected a Change in Company Recommendation;

         (e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would prevent the condition set forth in Section 6.03(a) from being satisfied and (B) is not cured by Parent within 30 days after written notice there or is incapable of being cured by Parent; or

         (f) by the Company if the Board of Directors of the Company shall have exercised its termination rights set forth in Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with all provisions of
Section 4.02, including the notice provisions therein.

         SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than the provisions of the second to last sentence of Section 5.02, Section 5.06, this
Section 7.02 and Article VIII, which provisions survive such termination, provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 7.03 Amendment. This Agreement may be amended by the Parties at any time before or after the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and expressly referencing this Agreement.

         SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, a Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, provided, that Parent may not do any of the foregoing with respect to Sub and Sub may not do any of the foregoing with respect to Parent. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and expressly referencing this Agreement. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or this Article VIII.

         SECTION 8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by reputable overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

         (a) if to Parent or Sub, to:

             BGC Partners, L.P.
             111 East 58th Street
             New York, New York 10022
             Telecopy No.: (212) 829-4708
             Attention: Stephen M. Merkel

             with a copy to:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, New York  10019
             Telecopy No.:  (212) 403-2000
             Attention:  Craig M. Wasserman

         (b) if to the Company, to

             Maxcor Financial Group Inc.
             One Seaport Plaza, 19th Floor
             New York, New York 10038
             Telecopy No.:  (646) 346-7206
             Attention: Roger E. Schwed

             with copies to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             Four Times Square
             New York, New York  10036
             Telecopy No.:  (212) 735-2000
             Attention:  Eric J. Friedman

         SECTION 8.03 Definitions. For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

         (b) "business day" means a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in the State of New York.

         (c) "knowledge" of any person (other than the Company) which is not an individual means the actual knowledge of such person's officers, and, with respect to the Company, the actual knowledge of those directors, officers and employees of the Company and its subsidiaries listed in Section 8.03(c) of the Company Disclosure Schedule, after reasonable inquiry.

         (d) "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general to the extent not affecting the Company and its subsidiaries to a materially greater extent than it affects other persons in industries in which the Company and its subsidiaries compete, (ii) any change, effect, event or occurrence relating to the financial services industry to the extent not affecting the Company and its subsidiaries to a materially greater extent than it affects other persons in industries in which the Company and its subsidiaries compete, (iii) any change, effect, event or occurrence resulting from or otherwise relating to the announcement of this Agreement and the transactions contemplated hereby or performance of the Parties' respective obligations under this Agreement or the consummation of the transactions contemplated hereby (including without limitation the impact thereof on relationships with customers, suppliers or employees), (iv) any change, effect, event or occurrence relating to the departure or planned departure of any employees of the Company or any of its subsidiaries (unless such departure is directly related to a material failure by the Company to comply with applicable law), (v) any change in broker-dealer, investment advisor and similar laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, and (vi) any change in GAAP or regulatory accounting requirements applicable generally to financial services companies.

         (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity;

         (f) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 8.04 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         SECTION 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.

         SECTION 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.04(a) and 5.05, are not intended to confer upon any person other than the Parties any rights or remedies.

         SECTION 8.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party; provided, however, that either Parent or Sub may assign its rights hereunder to any direct or indirect wholly owned subsidiary; provided, further, that no such assignment shall relieve Parent or Sub, as the case may be, of any of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         SECTION 8.09 Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 8.10 Table of Contents; Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 8.12 Disclosure. Any fact or item that is disclosed in any section of the Company Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other representation and warranty reasonably apparent shall be deemed to be disclosed as a exception to such other representation and warranty, notwithstanding the good faith omission of a reference or cross-reference thereto or a reference in the particular representation and warranty to the Company Disclosure Schedule.

         SECTION 8.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 8.14 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any Party may be entitled at law or in equity.

         IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    BGC PARTNERS, L.P.



                                    By:  /s/ Lee Amaitis
                                       -----------------------------------------
                                       Name:   Lee Amaitis
                                       Title:


                                    MAGNET ACQUISITION CORP.



                                    By:  /s/ Lee Amaitis
                                       -----------------------------------------
                                       Name:   Lee Amaitis
                                       Title:


                                    MAXCOR FINANCIAL GROUP INC.



                                    By:  /s/ Keith E. Reihl
                                       -----------------------------------------
                                       Name:   Keith E. Reihl
                                       Title:  Chief Operating Officer